UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2014 (November 13, 2014)

XPO LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32172	03-0450326
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five Greenwich Office Park, Greenwich, Connecticut 06831

(Address of principal executive offices)

(855) 976-4636

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On November 13, 2014, XPO Logistics, Inc. (the “Company”) entered into a privately negotiated agreement pursuant to which the Company agreed to issue an aggregate of 843,518 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to certain holders of the Company’s 4.50% Convertible Senior Notes due 2017, CUSIP 983793100 (the “Notes”) in connection with the conversion of $13.9 million aggregate principal amount of the Notes. The transactions provided in the agreement closed on November 19, 2014.

Between October 1, 2014 and November 19, 2014, in addition to the foregoing transactions, the Company issued an aggregate of 972 shares of the Company’s Common Stock to certain holders of the Company’s Notes in connection with the conversion of $16,000 aggregate principal amount of the Notes.

The number of shares of Common Stock issued in the foregoing transactions equals the number of shares of Common Stock presently issuable to holders of the Notes upon conversion under the original terms of the Notes. In connection with certain of the foregoing transactions, the Company paid the holders of the Notes participating in such transactions a market-based premium in cash. The issuance of shares of the Common Stock pursuant to the foregoing transactions was made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving a public offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated November 19, 2014	XPO LOGISTICS, INC.

	By:	/s/ Gordon E. Devens
Gordon E. Devens
Senior Vice President, General Counsel and Secretary

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